                                                                     Exhibit 2.7


                        ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT (this "AGREEMENT") is made and entered into as of the 5th day of January 2001, by and among MEDI, INC., a California corporation ("PURCHASER") and HEALTH MANAGEMENT SYSTEMS, INC., a New York corporation ("HMS"), and its wholly owned subsidiaries, QUALITY MEDI-CAL ADJUDICATION INCORPORATED, a California corporation ("CA SUB") and HEALTH RECEIVABLES MANAGEMENT, INC., a Delaware corporation ("DE SUB"). HMS, CA Sub and DE Sub are collectively referred to herein as "SELLER."

      The parties, intending to be legally bound, agree as follows:

      1.    DEFINITIONs.

            1.1 Certain Definitions. All capitalized terms defined in this Agreement shall have the defined meanings when used in this Agreement or in any Transaction Contract or other document made or delivered pursuant to this Agreement, unless otherwise defined or the context otherwise requires. The following terms shall have the following meanings:

      "ACTION" means any litigation, action, suit, proceeding, arbitration or claim before any court or Governmental Authority, or any investigation by any Governmental Authority.

      "AFFILIATE" shall mean, with respect to any specified Person, (i) any other Person who, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person,
(ii) any other Person who is a director, officer, manager, member, partner or trustee of the specified Person or a Person described in clause (i) of this definition or any spouse of the specified Person or any such other Person, or
(iii) any relative of the specified Person or any other Person described in clause (ii) of this definition.

      "BEST EFFORTS" shall mean the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that the result is achieved as expeditiously as practicable under the circumstances; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to (i) take actions that would result in a material adverse change in the benefits to such Person under this Agreement or the transactions contemplated by this Agreement, (ii) make any significant cash payments or (iii) incur any significant liability or obligation.

      "BEST KNOWLEDGE" with respect to any Person shall mean and include (i) actual knowledge of the Person, which for Seller shall mean the actual knowledge of Richard Brown, Carrie Cunningham and William Lucia and (ii) that knowledge which a prudent businessperson could have obtained in the management of his business after making due inquiry, and after exercising due diligence, with respect thereto.

      "BUSINESS" means the EDI business of Seller, consisting of, without limitation, the EDI business conducted by Seller at its Sacramento, California facility and Chicago, Illinois facility and the Business Office Services business conducted at its Sacramento, California facility.

      "BUSINESS IP" shall mean all IP that Seller owns, licenses and/or uses in connection with the Business.

      "CHARTER DOCUMENTS" shall mean the Certificate or Articles of Incorporation and By-Laws of a corporation.

      "CONTRACT" shall mean any written or oral note, bond, debenture, mortgage, license, agreement, commitment, contract or understanding.

      "COPYRIGHTS" shall mean all United States and foreign copyrights, whether or not registered.

      "CURRENT BALANCE SHEET" shall mean the unaudited balance sheet of the Business as at October 31, 2000.

      "CURRENT FINANCIAL STATEMENTS" shall mean the Current Balance Sheet and the income statement related unaudited statement of operations of the Business for the year ended October 31, 2000.

      "EMPLOYEE PLANS" with respect to any Person shall mean any plan, arrangement or Contract providing compensation or benefits to, for or on behalf of employees and/or directors of such Person, including employment, deferred compensation, retirement or severance Contracts; plans pursuant to which Equity Securities are issued, including, without limitation, stock purchase, stock option and stock appreciation rights plans; and bonus, thrift, pension, savings, insurance, profit sharing, severance, loan guaranty, employee loan or incentive compensation plans or arrangements; and supplemental unemployment benefit, hospitalization or other medical, life, dental, vision, health care or other insurance.

      "ENVIRONMENTAL LAWS" shall mean all laws, licenses, permits, approvals, plans, authorizations, concessions, franchises, and similar items, of all Governmental Authorities and all applicable judicial, administrative, and regulatory decrees, judgments, and orders relating to Hazardous Substances or the protection of the environment in any respect, including, without limitation:
(i) all requirements, including, without limitation, those pertaining to notification, warning, reporting, licensing, permitting, investigation, and remediation of Hazardous Substances; (ii) all requirements pertaining to the protection of employees or the public from exposure to Hazardous Substances or injuries or harm associated therewith; and (iii) the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C.Section 9601 et seq.), the Resource Conservation and Recovery Act (49 U.S.C.Section 6901 et seq.), the Hazardous Materials Transportation Act (49 U.S.C.Section 1801 et seq.), the Clean Air Act (42 U.S.C.Section 7401 et seq.), the Occupational Safety and Health Act (29 U.S.C.Section 600 et seq.), and all


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
similar federal, state, local and municipal Laws as they may from time to time be modified, amended or superseded.

      "EQUITY SECURITIES" of any Person shall mean the capital stock, partnership interests or membership interests of such Person and/or any Stock Equivalents of such Person.

      "EXPLOIT" shall mean manufacture, advertise, license, market, merchandise, promote, publicize, sell, use, supply or distribute, and "EXPLOITATION" and "EXPLOITED" shall have a correlative meaning.

      "GAAP" shall mean generally accepted accounting principles, consistently applied.

      "GOVERNMENTAL AUTHORITY" shall mean any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

      "HAZARDOUS SUBSTANCE" means those substances defined as hazardous substances in 42 U.S.C. Section 9601(14) and all other substances defined as hazardous under other applicable Laws.

      "INDEBTEDNESS" means, with respect to any Person, (i) any liability, contingent or otherwise, (a) for borrowed money, capitalized lease obligations, purchase money obligations or other obligations relating to the deferred purchase price of assets or property or (b) evidenced by a note, bond, debenture, letter of credit or similar instrument given in connection with the acquisition, other than in the ordinary course of business consistent with past practice, of any property, assets, securities or otherwise, including, without limitation, indebtedness created or arising under conditional sale or other title retention agreements (even though the rights and remedies of Seller or lender under the agreements in the event of default are limited to repossession or sale of the property), (ii) any liability of others described in the preceding clause which such Person has guaranteed or which otherwise is its legal liability, (iii) all indebtedness referred to above secured by (or for which the holder of the indebtedness has an existing right, contingent or otherwise, to be secured by), any Lien upon the property of such Person, whether or not the obligations secured thereby have been assumed, and (iv) any amendment, renewal, extension or refunding of any liability referred to in clauses (i), (ii) and (iii) above; provided, however, that Indebtedness does not include any trade payables of any Person incurred in the ordinary course of business consistent with past practice. The amount of Indebtedness of any Person at any date shall be the outstanding balance at the date of all unconditional obligations as described above and the maximum amount of any contingent obligations at such date.

      "IP" shall mean Patents, Trademarks, Copyrights, Know-How and other rights and property commonly referred to as intellectual property, and rights or licenses to use the same, and any and all applications therefor.


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
      "KNOW-HOW" shall mean all inventions, processes, systems, methodologies, controls, trade secrets, know-how (including, without limitation, proprietary know-how and use and application know-how), product designs, drawings, technology, other intangibles, technical information, safety information, engineering data and design and engineering specifications, research records, market surveys, promotional literature, supplier and customer lists, similar data and formulas and processes.

      "LAW" shall mean any federal, state or local statute, law, rule, regulation, ordinance, order, code, policy or rule of common law, now or hereafter in effect, and in each case as amended, and any judicial or administrative interpretation thereof by a Governmental Authority or otherwise, including, without limitation, any judicial or administrative order, consent, decree or judgment.

      "LIEN" shall mean any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).

      "MATERIAL ADVERSE EFFECT" means any change or effect that is, or is reasonably likely to be, materially adverse to the Business and the Assets, taken as a whole.

      "NOTE" shall mean the note, attached hereto as Exhibit A, providing for a payment in the aggregate amount of approximately $275,000 by Purchaser to Seller.
      "PATENTS" shall mean all patents (including, without limitation, all reissues, divisions, continuations, continuations in part and extensions thereof), patent applications and patent disclosures docketed and all other patent rights.

      "PERSON" shall mean an individual or a partnership, corporation, trust, association, limited liability company, Governmental Authority or other entity.

      "PREMISES" shall mean the premises located at 10381 Old Placerville Road, Sacramento, California 95827 and 10370 Old Placerville Road, No. 1074, Sacramento, California 95827.

      "SECURITY AGREEMENT" shall mean the Security Agreement attached hereto as Exhibit B.

      "SERVICE AGREEMENT" shall mean the exclusive EDI Service Agreement attached hereto as Exhibit C.


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
      "SERVICE CREDITS" shall mean credits available to offset up to fifty percent (50%) of the fees and other amounts charged under the Service Agreement, to be applied pursuant to the terms of the Service Agreement, in the aggregate amount of $2,063,000; provided, that such amount shall be adjusted either upwards or downwards, on a dollar for dollar basis, to the extent the dollar amount of the Accounts Receivable, fixed assets and prepaid expenses reflected on Schedule 2.1.2 is either greater than (upward adjustment) or less than (downward adjustment) the dollar amount of the Accounts Receivable, fixed assets and prepaid expenses reflected on the Current Balance Sheet and the notes and schedules thereto.

      "STOCK EQUIVALENTS" of any Person shall mean options, warrants, calls, rights, commitments, convertible securities and other securities pursuant to which the holder, directly or indirectly, has the right to acquire (with or without additional consideration) capital stock, partnership interests or membership interests of such Person.

      "SUBSIDIARY" of any Person shall mean any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or indirectly by such Person.

      "SYSTEMS" shall mean all items, products or systems of Seller used in the operation of the Business which incorporate the processing of dates and date-related data (including, without limitation, calculating, comparing and sequencing) that are operationally material to the Business as conducted by Seller or its agents or other third Persons, including, without limitation, computer systems, infrastructure items, software applications, hardware, and related equipment and utilities.

      "TRADEMARKS" shall mean all trademark, service mark and trade name rights, including, without limitation, all registrations of trademarks and of other marks, all registrations of trade names, labels and other trade rights and applications for any of the foregoing.

      "TRANSACTION CONTRACTS" shall mean this Agreement, the Security Agreement, the Service Agreement, the Transitional Services Agreement, the Note and each other Contract executed and delivered by any party hereto in connection with the transactions contemplated by this Agreement.

      "TRANSFER" shall mean sell, assign, transfer, pledge, license, grant a security interest in, or otherwise dispose of, with or without consideration, and "TRANSFERRED" shall have a correlative meaning.

      "TRANSITION SERVICES AGREEMENT" shall mean the Transition Services Agreement attached hereto as Exhibit D.

      "YEAR 2000 COMPLIANT" shall mean that all Systems accurately process dates and date-related data (including, without limitation, calculating, comparing and sequencing) in all material respects before, during and after the year 2000.


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
            1.2 Other Definitions. The following terms shall have the meanings given the terms in the Sections set forth below:

TERM                                     SECTION
----                                     -------
Accounts Receivable                      2.1
Acquisition Proposal                     8.3
Assets                                   2.1
Associated Costs                         3.3
Assumed Contracts                        2.1
Assumed Liabilities                      3.1
Claim                                    12.4
Claim Notice                             12.4
Closing                                  5.1
Closing Date                             5.1
Damages                                  12.2
Direct Claim                             12.4
Employees                                6.17
Excluded Assets                          2.2
Excluded Contracts                       2.2
Excluded Liabilities                     3.2
Floor                                    12.7
Indemnified Party                        12.4
Indemnifying Party                       12.4
Notices                                  16.1
Permits                                  2.1

Purchase Price                           4
Purchaser Indemnified Party              12.2
Purchaser Indemnified Parties            12.2
Records                                  11.4
Seller Disclosure Letter                 6
Severance Payments                       11.5
Software                                 2.1
Tangible Personal Property               2.1
Third Party Claim                        12.4
Transferred Employees                    11.5
Uncollectable Accounts                   11.6
Unpaid Liability                         3.3


      2.    SALE AND PURCHASE OF ASSETS.

            2.1 Transfer of Assets. On the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Purchaser (or to any Subsidiary of Purchaser to whom such right is assigned), and Purchaser shall purchase from Seller, all of Seller's right, title and interest in, under and to all of the assets, properties and rights of every kind, nature and description, tangible or intangible, real or personal, and the goodwill of and relating to the Business (the "ASSETS"), including, but not limited to, the following:

                  2.1.1 all furniture, fixtures, machinery, equipment, office materials and supplies, vehicles, computer hardware, data processing equipment and other tangible personal property necessary for or used in the Business and all related warranties and similar rights, including, without limitation, all such items listed on Schedule 2.1.1 (the "TANGIBLE PERSONAL PROPERTY");

                  2.1.2 all accounts and other receivables relating to the Business which are outstanding at the Closing (collectively, the "ACCOUNTS RECEIVABLE"), which Accounts Receivable and an aging schedule relating thereto shall be listed on Schedule 2.1.2 to be provided to Purchaser by Seller at the Closing;


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
                  2.1.3 all prepaid and deferred expenses and deposits relating to the Business or the Assets, including prepaid insurance relating specifically to the Business or the Assets, all such items listed on Schedule 2.1.3.

                  2.1.4 all Business IP;

                  2.1.5 all computer databases and software owned by, or licensed to, Seller for use in connection with the Business
("SOFTWARE");

                  2.1.6 all Contracts relating to the Business that are identified as an "ASSUMED CONTRACT" on Schedule 2.1.6; provided, however, that if Purchaser, after the Closing discovers a Contract that Purchaser deems in good faith material to the Business, but such Contract is not identified as an "Assumed Contract," Seller agrees to assign (promptly upon the request of Purchaser) such Contract to Purchaser for no additional payment;

                  2.1.7 all lists, records, files, books and documents (including, without limitation, credit information) in whatever form or medium (electronic, paper or otherwise) relating to past, current or prospective customers, suppliers, subscribers, agents, publishers, clearing houses and other Persons relating to the Business or the Assets, and other business and financial records, files, books and documents in whatever form or medium (electronic, paper or otherwise) held by Seller relating to the Business or the Assets, but excluding all primarily relating to Excluded Liabilities or minute books, capital records and other documents of Seller that are not reasonably of use to Purchaser in the conduct of the Business;

                  2.1.8 all governmental franchises, licenses, approvals, authorizations and permits (collectively, "PERMITS") that are held or used by Seller in connection with the Business or the Assets;

                  2.1.9 the ownership and/or leasehold interest and all improvements (leasehold or otherwise) of Seller in the Premises;

                  2.1.10 all claims, causes of action, rights of recovery and rights of set-off of any kind of Seller relating primarily to the Business or the Assets, including, without limitation, any Liens for the benefit of or any rights to payment or to enforce payment in connection with the Business or the Assets;

                  2.1.11 all rights to and under any noncompetition, confidentiality, trade secret or other similar agreements or arrangements of Seller and relating to the Business or the Assets, including, without limitation, all causes of action or rights to sue for past infringement or breaches thereunder possessed by Seller; and

                  2.1.12 all other assets of the Business (except the Excluded Assets), wherever located, tangible or intangible.

            2.2 Excluded Assets. The parties to this Agreement expressly understand and agree that the Assets shall not include, and Seller is not under this Agreement selling, assigning, transferring or conveying to Purchaser, the following assets (the "EXCLUDED ASSETS"):

                  2.2.1 prepaid state income or franchise taxes, prepaid federal income taxes and prepaid insurance not relating specifically to the Business or Assets;

                  2.2.2 all insurance policies maintained by or on behalf of Seller not relating primarily to the Business or the Assets;

                  2.2.3 any right, title or interest of Seller in any refunds or credits of income taxes receivable after the Closing not relating primarily to the Business;

                  2.2.4 all rights of Seller under any Transaction
Contract;

                  2.2.5 the records relating to the organization of Seller and the operation of Seller as a corporation that are not reasonably of use to Purchaser in the conduct of the Business;

                  2.2.6 all rights of Seller under any Contracts which are identified as "EXCLUDED CONTRACTS" on Schedule 2.2.6 or relate to Indebtedness of Seller; and

                  2.2.7 the assets identified on Schedule 2.2.7.

            2.3 Delivery of Possession of Assets. At the Closing, Seller shall, at Seller's expense, deliver possession of the Assets being transferred by Seller to Purchaser at the Premises and 820 West Jackson Blvd., No. 725, Chicago, Illinois 60607. If at any time after the Closing Date Seller comes into possession of any Asset, Seller shall promptly notify Purchaser and promptly deliver possession of the Asset to Purchaser at such location as is designated by Purchaser.

            2.4 Right of Endorsement. After the Closing Date, Purchaser shall have the absolute and unconditional right and authority to endorse, without recourse, the name of Seller on any check or any other evidence of indebtedness received by Purchaser exclusively on account of any of the Assets, and Seller shall deliver to Purchaser at the Closing a letter of instruction executed by Seller sufficient to permit Purchaser to deposit such checks or other evidences of indebtedness in bank accounts in the name of Purchaser.

            2.5 Consent to Assignment. This Agreement shall not constitute an agreement to assign any interest in any Contract or Permit or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted assignment thereof without the consent required or necessary of any third Person would constitute a breach or violation thereof or affect adversely the rights of Purchaser or Seller thereunder. If a consent of any third Person which is required in order to assign any such interest is not obtained prior to the Closing Date,


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
or if an attempted assignment would be ineffective or would adversely affect the ability of Seller to convey its interest to Purchaser or the rights of Purchaser thereunder, Seller shall cooperate with Purchaser in any lawful arrangement to provide that Purchaser shall receive Seller's entire interest in the benefits under any such Contract or Permit, including, without limitation, enforcement for the benefit of Purchaser of any and all rights of Seller against any other party thereto arising out of the breach or cancellation thereof by such party or otherwise; provided, however, that nothing contained in this Section 2.5 shall affect the liability, if any, of Seller pursuant to this Agreement for failing to have disclosed the need for such consent or approval; and provided, further, that nothing contained in this Section 2.5 shall obligate Purchaser to waive the satisfaction of the conditions precedent set forth in Section 9 of this Agreement, including, without limitation, Section 9.4 of this Agreement.

      3.    ASSUMED LIABILITIES.

            3.1 Assumed Liabilities. Subject to the provisions of this Agreement, Purchaser agrees that upon transfer of the Assets on the Closing Date, it shall assume, perform and fulfill as they become due, to the extent not paid, satisfied, performed, discharged or fulfilled by Seller on or before the Closing Date, the executory obligations of Seller to be performed after the Closing Date under the Assumed Contracts that are actually transferred to Purchaser hereunder, excluding any obligations or liabilities arising from any breach, default, or other act or omission thereunder or noncompliance therewith by Seller on or before the Closing Date (the "ASSUMED LIABILITIES"). It is not the intention of either Purchaser or Seller that the assumption by Purchaser of the Assumed Liabilities shall in any way enlarge the rights of third Persons under any Contracts with Purchaser or Seller. Nothing contained in this Agreement shall in any way prevent Purchaser from contesting in good faith any of the Assumed Liabilities; provided no such contest shall relieve Purchaser of its obligations under this Agreement to Seller with respect thereto.

            3.2 Liabilities Not Assumed. Purchaser shall not and does not assume any liabilities, obligations or commitments of Seller of any kind, known or unknown, contingent or otherwise, of whatsoever kind or nature, not specifically included within the Assumed Liabilities, and the same shall remain the sole responsibility of Seller (which liabilities, obligations and commitments are referred to in this Agreement as the "EXCLUDED LIABILITIES"). The Excluded Liabilities include, without limitation, the following liabilities that are expressly excluded from the liabilities, obligations, and commitments being assumed by Purchaser pursuant to Section 3.1:

                  3.2.1 any Indebtedness of Seller, other than the Assumed Liabilities set forth in Section 3.1, regardless of whether it is related to the Business;

                  3.2.2 any liabilities or obligations of Seller for the fees and expenses of its counsel, accountants and other agents and representatives and all other expenses incurred by Seller (including, without limitation, broker's fees) incident to the negotiation, preparation and execution of the Transaction Contracts and the performance by Seller of its obligations thereunder;

                  3.2.3 any liabilities or obligations of Seller arising out of or related to local, state, federal or foreign income taxes or assessments, including, without limitation, any such taxes arising by virtue of the transactions contemplated by this Agreement;

                  3.2.4 all claims, penalties, fines, or other liabilities arising from any violation or alleged violation of any law, rule, regulation or order from any federal, state, local or foreign governmental authority, including but not limited to the Federal Trade Commission or any similar or related state agencies governing interstate and intrastate trade;

                  3.2.5 any liabilities or obligations of Seller with respect to employee compensation or employee benefits of any nature, including, without limitation, accrued wages, retirement benefits, vacation and sick pay, and severance, owed to any of Seller's employees or former employees or their beneficiaries that arise out of the employment relationship between Seller and any of its employees or former employees or the termination of that relationship (provided, this Section 3.2.6 shall not be interpreted to limit Purchaser's obligation under Section 11.5.2); and

                  3.2.6 any payroll taxes payable by Seller.

            3.3 Right of Set Off. If Seller fails to make any payment with respect to any of the Excluded Liabilities (each, an "UNPAID LIABILITY"), Purchaser may elect to pay such Unpaid Liability, and any other costs and charges, if any, associated with the Unpaid Liability (the "ASSOCIATED COSTS"), if Purchaser determines, in its sole discretion, that such payment is necessary or desirable to allow the Business to continue on an uninterrupted basis; provided, however, that Purchaser shall have provided Seller with not less than ten (10) days' prior written notice of its intent to pay the Unpaid Liability and/or Associated Costs, and Seller shall have failed to pay the Unpaid Liability and/or Associated Costs and/or that, with respect to any Unpaid Liability, Seller notifies Purchaser in writing within such ten (10) day period that Seller intends to defend or contest the Unpaid Liability, and Seller fails to discharge said Unpaid Liability within ten (10) days after the Unpaid Liability is reduced to a final judgment or otherwise becomes a Lien on any assets of Purchaser or the Business. If Purchaser pays any Unpaid Liability or Associated Costs, Purchaser shall have the right (in addition to Purchaser's rights to indemnification under Section 12.2 hereof) to offset the amount of such Unpaid Liability and/or Associated Costs, up to a maximum amount of $100,000, against the Service Credits or any other amounts owing Seller under the provisions of any Transaction Contract.

            3.4 Right of Enforcement and Settlement. From and after the Closing Date, Purchaser shall have complete control over the payment, settlement or other disposition of the Assumed Liabilities and the right to commence, conduct and control all negotiations and proceedings with respect thereto. Seller shall notify Purchaser promptly of any claim made with respect to any Assumed Liability, and no Seller Party shall, except with Purchaser's prior written consent, which consent may be withheld by Purchaser in its absolute discretion, voluntarily make any payment of, settle or offer to settle, or consent to any compromise or admit liability with respect to, any Assumed Liability. Each Seller Party


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
shall cooperate with Purchaser in any reasonable manner requested by Purchaser in connection with any negotiations or proceedings involving any Assumed Liabilities.

      4.    PURCHASE PRICE.

            The purchase price to be paid by Purchaser for the Assets (the "PURCHASE PRICE") shall consist of: (a) cash in the amount of $450,000; plus (b) the Note; plus (c) the Service Credits; plus (d) the assumption by Purchaser on the Closing Date of the Assumed Liabilities.

      5.    CLOSING AND DELIVERIES.

            5.1 The Closing. The closing of the purchase and sale of the Assets and the assumption of the Assumed Liabilities pursuant to Sections 2 and 3 of this Agreement (the "CLOSING") shall take place on January 12, 2001 at 10:00 a.m., Los Angeles time, or at such other place or time as the parties to this Agreement shall mutually agree upon in writing. The date of the Closing is referred to in this Agreement as the "CLOSING DATE". Notwithstanding the actual Closing Date, Purchaser and Seller have agreed that the purchase and sale of the Assets and the Assumption of the Assumed Liabilities shall be deemed to be effective as of January 1, 2001.

            5.2   Deliveries by Purchaser at the Closing.  At the
Closing, Purchaser shall deliver to Seller:

                  5.2.1 $450,000 by delivery of a cashiers check or by wire transfer to an account designated by Seller;

                  5.2.2 the Note;

                  5.2.3 the fully executed copies of the Transaction Contracts; and

                  5.2.4 a bill of sale and an assignment and assumption agreement.

            5.3 Deliveries by Seller at the Closing. At the Closing, Seller shall deliver or cause to be delivered to Purchaser:

                  5.3.1 such bills of sale, endorsements, assignments, subleases, and other good and sufficient instruments of conveyance, transfer and assignment, including, without limitation, a bill of sale, as shall be necessary to vest in Purchaser good title in and to the Assets free and clear of any and all Liens; and

                  5.3.2 possession of the Assets in accordance with
Section 2.3.

            5.4 Further Assurances. At the Closing, each party to this Agreement shall deliver or cause to be delivered, as appropriate, such further certificates, consents and other documents as may be necessary to carry out the terms of this Agreement.

      6.    REPRESENTATIONS AND WARRANTIES OF SELLER.

      Except as set forth in the disclosure letter delivered by Seller to Purchaser concurrently with the execution and delivery of this Agreement, which letter shall refer to the relevant Sections of this Agreement (the "SELLER DISCLOSURE LETTER"), Seller represents and warrants to Purchaser as follows:

            6.1 Organization, Standing and Corporate Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of their states of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.

            6.2   Authority; Enforceability; Effect of Agreement.

                  6.2.1 Seller has full power and authority to enter into, execute and deliver each Transaction Contract to which it is a party and perform its obligations thereunder. Each Transaction Contract to which Seller is a party has been duly authorized by all necessary corporate action of Seller. This Agreement has been, and at the Closing each other Transaction Contract to which Seller is a party will be, duly executed and delivered by Seller. Assuming each Transaction Contract to which Seller is a party is duly executed and delivered by Purchaser to the extent it is a party thereto, this Agreement constitutes and, at the Closing, each other Transaction Contract to which Seller is a party will constitute, a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors' rights generally, or the availability of equitable remedies.

                  6.2.2 The execution and delivery by Seller of each Transaction Contract to which Seller is a party does not, and compliance by Seller with the provisions of each such Transaction Contract will not, (A) conflict with or result in a breach or default under the Charter Documents of Seller or any of the terms, conditions or provisions of any Assumed Contract or any other Contract to which Seller is a party or otherwise bound, or to which the Business or Asset are subject; (B) violate any Law applicable to Seller or the Business; or (C) result in the creation or imposition of any Lien on any Assets.

            6.3   Assets.

                  6.3.1 Seller has good and marketable title to all of the Assets. At the Closing, Purchaser shall receive good and marketable title to the Assets, free and clear of all Liens.

                  6.3.2 The Assets consist of all of the properties and assets used or usable in the conduct of the Business, including, without limitation, all of the properties and assets reflected on the Current Balance Sheet. Each item of Tangible Personal Property included in the Assets is in good operating condition and repair, ordinary wear and tear excepted, for the requirements of the Business as currently conducted.

            6.4 Accounts Receivable. The Seller Disclosure Letter sets forth a true and complete schedule of the Accounts Receivable of the Business as of the date of the Current Balance Sheet, including, without limitation, the names of the account debtors, the balance amount and aging as of the date indicated therein. The Accounts Receivable, whether reflected on the Current Balance Sheet or subsequently created, and all books, records and documents relating to such Accounts Receivable, are genuine and accurate. All Accounts Receivable of Seller, whether reflected on the Current Balance Sheet or subsequently created:
(A) constitute bona fide and valid rights of Seller to collect payments from other Persons; (B) represent credit extended in a manner consistent with Seller's trade practices; (C) are not subject to any defense, counterclaim or offset; and (D) except for reserves for bad debts set forth in the Current Balance Sheet, are fully collectable within twelve (12) months of the respective dates on which such Accounts Receivable were billed. Since the date of the Current Balance Sheet: (i) there have not been any write-offs as uncollectable of any Accounts Receivable of Seller; and (ii) Seller has not taken, or caused to be taken, any action to accelerate collection of any of its Accounts Receivable.

            6.5 Assumed Contracts. True and correct copies of each Assumed Contract so identified on Schedule 2.1.6, including, without limitation, all amendments and modifications thereof and waivers thereunder, have been made available to Purchaser or its counsel. The Assumed Contracts constitute all Contracts pursuant to which Business receives income or revenues or are otherwise material to the Business. Each Assumed Contract is in full force and effect unless otherwise indicated on Schedule 2.1.6, and is the valid and binding obligation of the Seller and, to the Best Knowledge of Seller, each other party to the Assumed Contract and are fully assignable to Purchaser. Seller has performed all of the obligations required to be performed by it to date under each Assumed Contract to which it is a party or is otherwise subject, and Seller is not in breach of or default under any Assumed Contract, and no event has occurred or circumstance exists which, with notice or lapse of time or both, would constitute a breach of or default by Seller under any Assumed Contract, except for a breach or default which would not reasonably have a Material Adverse Effect on the Business or the Assets. To the Best Knowledge of Seller, each other party to each Assumed Contract has performed all of the obligations required to be performed by it to date under each Assumed Contract and is not in breach of or in default under such Assumed Contract, and no event has occurred or circumstance exists which, with notice or lapse of time or both, would constitute a breach of or default by such other party under any Assumed Contract.

            6.6   Intellectual Property.

                  6.6.1 The Seller Disclosure Letter contains a true and complete list of all Patents, Trademarks and registered Copyrights included as part of the Business IP. The Business IP constitutes all IP that is required to enable Seller to conduct the Business as now conducted. Seller has not received any written notice of infringement or other written complaint or is otherwise aware of any complaint to the effect that Seller or any of its Affiliates has violated or infringed the IP or any other proprietary rights of others. Seller has full right and authority to utilize the Business IP in the manner currently utilized and as may be required to operate the Business as currently operated. No royalties, honoraria, damages or fees are payable by Seller to other Persons by reason of the ownership or use by Seller of any

Business IP. To the Best Knowledge of Seller, no Person has interfered with, infringed upon, misappropriated, or otherwise violated any IP right of Seller relating to the Business or the Assets.

                  6.6.2 Except as set forth on the Seller Disclosure Letter, Seller is the sole and exclusive owner (legal and beneficial) of the Business IP, including the Trademarks identified on Section 6.6 of the Seller Disclosure Letter in any and all forms and embodiments thereof in each Jurisdiction, and to the goodwill attached to such Trademarks in each Jurisdiction, in the class or classes identified on Section 6.6 of the Seller Disclosure Letter with respect to such Jurisdiction. Section 6.6 of the Seller Disclosure Letter sets forth a list of all countries, states or other jurisdictions in which each such Trademark is registered or in which registration applications are pending (the "JURISDICTIONS"), the date(s) of registration (or application), the class(es) of registration and the name of the Person in which each such Trademark is registered.

                  6.6.3 Seller agrees for the express benefit of Purchaser, that following the Closing it will have no continuing right, title or interest in or to any the Business IP.

            6.7   Financial Statements.

                  6.7.1 Seller has delivered the Current Financial Statements to Purchaser. The Current Financial Statements have been prepared from the books and records of Seller in accordance with GAAP consistently applied throughout the periods involved and fairly present the financial position and results of operations of the Business as at the dates of and for the periods set forth in the Current Financial Statements in accordance with GAAP. Both parties agreed that the presentation of the Current Financial Statements are solely prepared for the consummation of this Transaction and is not in accordance with GAAP.

                  6.7.2 Seller does not have any material liabilities or obligations relating to the Business, either accrued, absolute, contingent or otherwise, which have not been reflected on the Current Balance Sheet, other than trade payables and obligations incurred in the ordinary course of business consistent with past practice after the date of the Current Balance Sheet. Both parties agreed that the presentation of the Current Financial Statements are solely prepared for the consummation of this Transaction and is not in accordance with GAAP.

            6.8   Absence of Certain Changes and Events.

                  6.8.1 Since November 1, 2000, Seller has conducted the Business only in the ordinary course of business consistent with past practice and there has not been (i) any material damage, destruction or loss relating to the Tangible Personal Property, whether or not insured, (ii) any material liability created or incurred with respect to the Business, other than accounts payable, accrued expenses and deferred revenues created or incurred in the ordinary course of business consistent with past practice and in amounts not unusual in respect of the Business as customarily conducted, (iii) any Lien created on any Asset, (iv) except in the ordinary course of business consistent with past practice, any material increase in, or commitment or plan adopted to increase, the wages, salaries, compensation, pension or other benefits or payments to any employees engaged in the Business, (v) any material capital expenditures or commitment to make any such expenditures with respect to the Assets or the Business, (vi) any rights of substantial value waived with respect to the Assets or the Business which could reasonably have a Material Adverse Effect on the Business or the Assets, (vii) any transfer of any material assets of the Business other than in the ordinary course of business consistent with past practice, or (viii) any material adverse change in the Business or Assets.

            6.9 Litigation and Proceedings. There is no pending or, to the Best Knowledge of Seller, threatened Action (or basis for any Action) to which Seller is a party or involving the Business or any of the Assets. Neither Seller nor the Business nor the Assets is subject to any judgment, order, writ, injunction, decree or regulatory directive or agreement of any Governmental Authority.

            6.10 Brokers. Seller has not retained or otherwise engaged or employed any broker, finder or any other Person, or paid or agreed to pay any fee or commission to any agent, broker, finder or other Person, for or on account of acting as a finder or broker in connection with this Agreement or the transactions contemplated hereby.

            6.11 Creditor Issues. The transfer of the Assets to Purchaser is not being made with the actual intent to hinder, delay or defraud any creditor of Seller. Seller believes it is receiving reasonably equivalent value in exchange for the transfer of the Assets. Seller is not engaged or about to engage in a business or a transaction following the Closing for which the remaining assets of Seller would be unreasonably small in relation to the business or transaction, and Seller has not incurred, nor shall it incur debts beyond its ability to pay them as they become due. Seller is not insolvent nor shall it become insolvent as a result of the transactions contemplated by this Agreement.

            6.12 No Consents Required. There are no approvals, authorizations, consents, orders or other actions of, or filings with, any Person that are required to be obtained or made by Seller in connection with the execution of, and the consummation of the transactions contemplated under, this Agreement and the other Transaction Contracts, including, but not limited to, the assignment of the Assumed Contracts.

            6.13 Environmental Compliance Matters. (i) Seller is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law; (ii) the Premises constitute all of the real property used or occupied by Seller in connection with the Business; (iii) Seller has inspected the Premises and, to its Best Knowledge, there are no Hazardous Substances incorporated in or deposited, stored or buried at or upon the Premises; (iv) to the Best Knowledge of Seller the Premises have never been used as a waste disposal site or a storage site for petroleum products or chemicals; (v) to the Best Knowledge of Seller no existing structures on the Premises contain asbestos; (vi) to the Best Knowledge of Seller there are no underground storage tanks on the Premises; (vii) Seller has not knowingly allowed any Person occupying the Premises to bring Hazardous Substances onto the Premises or to process or store any Hazardous Substances on the Premises and no

Hazardous Substance has been released into the environment by Seller; (viii) to the Best Knowledge of Seller, there are no complaints on file or matters pending in any federal or state environmental protection offices involving any allegation of Hazardous Substances on the Premises or other violations of Environmental Laws; and (ix) Seller has not received notice from any environmental board, agency or authority requiring the removal of any Hazardous Substances or other alleged harmful materials or wastes, or advising of any pending or contemplated search or investigation of the Premises or any portion of the Premises with respect the removal of any Hazardous Substances or other alleged harmful materials or wastes or the violation of any Environmental Law.

            6.14 Compliance With Applicable Law. Seller has complied with, and the Business has been conducted in compliance with, all applicable Laws in all material respects; except where such noncompliance could not reasonably have a Material Adverse Effect on the Business or the Assets.

            6.15 Permits. The Seller Disclosure Letter lists all federal, state, local and foreign Permits issued by any Governmental Authority in respect of the Business or the Assets. Seller has all Permits and other rights that are required in order for Seller to conduct the Business as presently conducted, and to the Best Knowledge of Seller there is no basis for the denial of any Permits or other rights in the future.

            6.16 Employee Benefits. All Employee Plans of any kind or nature maintained by or on behalf of Seller comply with and are and have been operated in compliance with all applicable Laws including Employment Retirement Income Security Act of 1974, as amended.

            6.17  Employees.

                  6.17.1 Seller is and has been in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such Laws respecting employment discrimination, sexual harassment, occupational safety and health, immigration status, and unfair labor practices. There are no pending or, to the Best Knowledge of Seller, threatened unfair labor practice charges or employee grievance charges against or otherwise directly affecting Seller.

                  6.17.2 There is no request for union representation, labor strike, dispute, slowdown or stoppage pending or, to the Best Knowledge of Seller, threatened against or directly affecting Seller.

                  6.17.3 No grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and no claims therefor exist before any Governmental Authority.

                  6.17.4 Seller has no employment contracts with its employees and the employment of Seller's employees is terminable at will without cost to Seller except for payment of accrued salaries or wages and vacation pay

                  6.17.5 There is no collective bargaining agreement that is binding on Seller or other written or oral agreement with respect to collective bargaining with any union or group of employees.

                  6.17.6 Seller has not experienced any material work stoppage in the last thirty-six (36) months.

                  6.17.7 Seller is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such employees.

                  6.17.8 The Seller Disclosure Letter lists the name, job title, current base salary or hourly wage and date of hire of all employees employed by Seller in connection with the Business, including, without limitation, individuals on short-term disability who were so employed immediately before their disability (collectively, the "EMPLOYEES"). As to any individual on short-term disability, the Seller Disclosure Letter indicates the reason for such absence and the date the individual is reasonably expected to return to active employment. The Seller will pay all accumulated vacation pay accrued for each Employee through the Closing Date. Seller has not taken any actions that were calculated to dissuade, or have the effect of dissuading, any present employees, representatives or agents of Seller from commencing an association with Purchaser after the Closing Date. To the Best Knowledge of Seller, no Employee intends to terminate his or her employment with Seller.

            6.18 Tax Matters. All tax returns required to be filed by Seller have been filed and all such returns are true, complete, and correct in all material respects, and all taxes that are due or claimed to be due from Seller have been paid other than those (i) currently payable without penalty or interest or (ii) being contested in good faith and by appropriate proceedings and for which adequate reserves, if necessary, have been established in accordance with GAAP. None of the tax returns of Seller is currently being examined by the United States Internal Revenue Service or any other Governmental Authority.

            6.19 Customers and Suppliers. No material customer or supplier of the Business has canceled or otherwise terminated, or notified Seller in writing that it intends to cancel or terminate, its relationship with Seller or the Business, and Seller does not have any knowledge that any material customer or supplier of the Business intends to cancel or otherwise terminate its relationship with Seller or the Business.

            6.20 Other Relationships. Neither of Seller nor its Affiliates has any interest (other than as a holder of less than five percent (5%) of the outstanding securities of a publicly traded company), either directly or indirectly, in any Person (whether as an employee, officer, director, shareholder, agent, independent contractor, security holder, creditor, consultant, or otherwise) that presently (i) provides any services or products, or engages in any activity which is the same, similar to or competitive with any activity or business in which the Business is now engaged; (ii) is a supplier of, customer of, creditor of, or has an existing contractual relationship with the Business; or (iii) has any direct or indirect interest in any Asset.

            6.21 Conflicts of Interest. Neither Seller nor any officer, employee, agent or any other Person acting on behalf of Seller has, directly or indirectly, given or agreed to give or receive any money, gift or similar benefit (other than legal price concessions to customers in the ordinary course of business consistent with past practice) to or from any customer, supplier, employee or agent of a customer or supplier, or official or employee of any Governmental Authority or other Person who was, is, or may be in a position to help or hinder the Business (or assist in connection with any actual or proposed transaction therewith) which (i) might subject Purchaser or Seller to any Damages in any Action, (ii) if not given in the past, might have had a Material Adverse Effect on the Business or (iii) if not continued in the future, might have a Material Adverse Effect on the Business.

            6.22 Year 2000. All Systems are Year 2000 Compliant provided that all other technology used with the Systems properly exchange data with them.

            6.23 Material Misstatements and Omissions. No representations and warranties by Seller in this Agreement, or any exhibit, schedule or certificate furnished by Seller to Purchaser pursuant to this Agreement, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

      7.    REPRESENTATIONS AND WARRANTIES OF PURCHASER.

      Purchaser represents and warrants to Seller as follows:

            7.1 Organization, Standing and Corporate Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and corporate authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.

            7.2   Authority; Enforceability; Effect of Agreement.

                  7.2.1 Purchaser has full corporate power and corporate authority to enter into, execute and deliver each Transaction Contract to which it is a party and perform its obligations thereunder. Each Transaction Contract to which Purchaser is a party has been duly authorized by all necessary corporate action of Purchaser. This Agreement has been, and at the Closing each other Transaction Contract to which Purchaser is a party will be, duly executed and delivered by Purchaser. Assuming each Transaction Contract to which Purchaser is a party is duly executed and delivered by Seller to the extent it is a party thereto, this Agreement constitutes and, at the Closing, each other Transaction Contract to which Purchaser is a party will constitute, a valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors' rights generally, or the availability of equitable remedies.

                  7.2.2 The execution and delivery by Purchaser of each Transaction Contract to which it is a party do not, and compliance by Purchaser with the provisions thereof will not, (A) conflict with or result in a breach or default under the Charter Documents of Purchaser or any of the terms, conditions or provisions of any Contract to which Purchaser is a party or otherwise bound; or (B) violate any Law applicable to Purchaser ; or (C) result in the creation or imposition of any Lien on any asset of Purchaser.

            7.3 Brokers. Purchaser has not retained or otherwise engaged or employed any broker, finder or any other Person, or paid or agreed to pay any fee or commission to any agent, broker, finder or other Person, for or on account of acting as a finder or broker in connection with this Agreement or the transactions contemplated hereby.

            7.4 No Consents Required. There are no approvals, authorizations, consents, orders or other actions of, or filings with, any Person that are required to be obtained or made by Purchaser in connection with the execution of, and the consummation of the transactions contemplated under, this Agreement.

            7.5 Material Misstatements and Omissions. No representations and warranties by Purchaser in this Agreement, or any exhibit, schedule or certificate furnished by Purchaser to Seller pursuant to this Agreement, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

      8.    CONDUCT AND TRANSACTIONS PRIOR TO THE CLOSING.

            8.1 Conduct of Business. Prior to the Closing, except as contemplated by the Transaction Contracts or with the prior written consent of Purchaser, Seller agrees:

                  8.1.1 to conduct the Business according to its ordinary and usual course of business consistent with past practice;

                  8.1.2 not to Transfer any material Assets;

                  8.1.3 not to amend, modify or terminate, or grant any waiver of any right under, any Assumed Contract;

                  8.1.4 to comply with all of its obligations and duties under each Assumed Contract and not to create or permit to exist any default or event of default on behalf of Seller under any Assumed Contract, or any event or circumstance which, with lapse of time or notice, or both, would constitute a default under an Assumed Contract which could reasonably have a Material Adverse Effect on the Business or the Assets;

                  8.1.5 to use its Best Efforts to preserve intact the Business and its goodwill, keep available the services of all Employees and maintain satisfactory relationships with those Persons having business relationships with the Business;

                  8.1.6 to duly comply in all material respects with all Laws applicable to Seller and to the conduct of the Business;

                  8.1.7 to maintain the Assets in a good condition and state of repair;

                  8.1.8 not to incur any fixed or contingent obligation or enter into any material Contract or other transaction or arrangement relating to the Business or the Assets which (i) may not be terminated by Seller on thirty (30) days' notice or less without cost or liability, (ii) which is not in the ordinary course of the business consistent with past practice, and (iii) which is not transferable or assignable to Purchaser;

                  8.1.9 not to commit any act or omit to do any act which would be or result in a breach of any of its obligations, duties, agreements or representations under any Contract to which it is a party or to which it enters into subsequent to the date of this Agreement which would reasonably be expected to have a Material Adverse Effect on the Business or the Assets;

                  8.1.10 to bear the risk of loss or damage to the Assets on and prior to the Closing Date; and, if any Asset is damaged on or prior to the Closing Date by any casualty, Seller shall give Purchaser immediate written notice of such damage, and, if such damage or destruction in the aggregate is material, shall afford Purchaser, in its sole and absolute discretion, the right to cancel, terminate or delay the Closing under this Agreement; provided, however, if Purchaser does not elect to cancel, terminate or delay the Closing, Seller shall, at Purchaser's election, either (i) restore such Asset to its condition prior to such damage, or (ii) if Purchaser elects not to require Seller to restore such Asset to its prior condition, or if the same is for any other reason not so restored to the reasonable satisfaction of Purchaser prior to the Closing Date, pay to Purchaser at the Closing an amount equal to the difference between the replacement cost of such Asset (determined as the price at which a substantially similar item could then be purchased plus all applicable taxes and shipping, installation and related costs) and the book value of such Asset on the date of such casualty; any amount payable by Seller to Purchaser under this Section 8.1.10 shall be credited against the Purchase Price otherwise payable by Purchaser on the Closing Date;

                  8.1.11 to maintain the books, records and accounts of the Business in the ordinary course of business consistent with past practice;

                  8.1.12 not to enter into any Contract of any kind or nature concerning the Business with any Affiliate of Seller; and

                  8.1.13 not to enter into any transaction or perform any act which would reasonably be anticipated to make any of the representations, warranties or agreements of Seller contained in this Agreement false or misleading in any material respect if made again immediately after such transaction or act.

            8.2 Inspection of Records. Between the date of this Agreement and the Closing, Seller shall allow the duly authorized officers, attorneys, accountants and other representatives of Purchaser access at all reasonable times to the records and files, correspondence, audits and properties, as well as to all information in each case relating to the Business and the Assets.

            8.3 Acquisition Proposals. During the period from the date of this Agreement and extending through the earlier of termination of this Agreement or the Closing, Seller agrees that (i) Seller shall not, and Seller shall direct and cause its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant) not to, initiate, solicit, intentionally encourage or accept the submission of any proposal or offer with respect to an acquisition, sale, consolidation or similar transaction involving all or any significant portion of the Assets or the Business (any such proposal or offer being hereinafter referred to as an "ACQUISITION PROPOSAL") or engage in any negotiations or discussions concerning, or provide any confidential information or data to, any Person relating to an Acquisition Proposal, and (ii) Seller will notify Purchaser immediately if any Acquisition Proposal is received by Seller or any negotiations or discussions relating to a potential Acquisition Proposal are sought to be initiated or continued with Seller.

            8.4 Other Agreements. Purchaser and Seller each agree to enter into the Service Agreement and Transitional Services Agreement at the Closing.

            8.5 Best Efforts. Between the date of this Agreement and the Closing, each of the parties to this Agreement will use its or his Best Efforts to cause the conditions to the obligations of the other parties set forth in Sections 9 or 10 of this Agreement, as the case may be, to be satisfied.

            8.6 Notices. Seller shall promptly notify Purchaser of: (i) any material development concerning the Business; (ii) any material change in the Assets or financial condition of the Business or event which Seller believes could cause a material change in the Assets or financial condition of the Business; and (iii) any Action regarding the Business.

      9.    CONDITIONS TO THE OBLIGATIONS OF PURCHASER.

      The obligation of Purchaser to take the actions required to be taken by it at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Purchaser in writing, in whole or in part):

            9.1 Representations and Warranties. The representations and warranties of Seller contained in this Agreement subject to materiality or Material Adverse Effect qualifications shall be true and correct, and those not so qualified shall be true and correct in all material respects, on the Closing Date with the same force and effect as though made on and as of the Closing Date, except that any such representation or warranty made as of a specified date (other than the date of this Agreement) shall only need to have been true on and as of such date.

            9.2 Performance. Seller shall have performed in all material respects all obligations and complied in all material respects with all covenants required by any Transaction Contract to be performed or complied with by Seller on or prior to the Closing Date.

            9.3 Release of Liens. Seller shall have delivered to Purchaser any required releases and/or termination statements, releasing all Liens in favor of any third Person in or to any of the Assets, except those which relate to the Assumed Liabilities.

            9.4 Consents. Seller shall have delivered to Purchaser all consents and approvals of Governmental Authorities and other Persons necessary for the Seller's unconditional consummation of the transactions contemplated hereby.

            9.5 Certificate. Seller shall have delivered to Purchaser a certificate, dated the Closing Date and executed by Seller, certifying that the conditions specified in Sections 9.1, 9.2, 9.3 and 9.4 have been satisfied.

            9.6 No Actions. No Action pertaining to the transactions contemplated by this Agreement or to their consummation shall have been instituted or threatened on or prior to the Closing Date.

            9.7 Service Agreement. Seller shall have executed and delivered to Purchaser the Service Agreement.

            9.8 Transitional Services Agreement. Seller, and if appropriate, certain former employees of Seller, shall have executed and delivered to Purchaser the Transitional Services Agreement.

            9.9 Assumed Contracts At Closing. All Assumed Contracts with any of the parties listed on Schedule 9.9 hereto shall have been transferred and assigned to Purchaser or provision shall have been made, satisfactory to Purchaser, for the transfer or assignment of each such Assumed Contract. The parties agree that a verbal consent from the Client with respect to each such assignment shall satisfy the condition set forth in this Section 9.9.

      10.   CONDITIONS TO THE OBLIGATIONS OF SELLER.

      The obligation of Seller to take the actions required to be taken by it at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller in writing, in whole or in part):

            10.1 Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement subject to materiality or Material Adverse Effect qualifications shall be true and correct, and those not so qualified shall be true and correct in all material respects, on the Closing Date with the same force and effect as though made on and as of the Closing Date, except that any such representation or warranty made as of a specified date (other than the date of this Agreement) shall only need to have been true on and as of such date.

            10.2 Performance. Purchaser shall have performed all obligations and complied with all covenants required by any Transaction Contract to be performed or complied with by it on or prior to the Closing Date.

            10.3 Consents. Purchaser shall have delivered to Seller all consents and approvals of Governmental Authorities and other Persons necessary for the Purchaser's unconditional consummation of the transactions contemplated hereby.

            10.4 Certificate. Purchaser shall have delivered to Seller a certificate, dated the Closing Date and executed by Purchaser, certifying that the conditions specified in Sections 10.1, 10.2 and 10.3 have been satisfied.

            10.5 No Actions. No Action pertaining to the transactions contemplated by this Agreement or to their consummation shall have been instituted or threatened on or prior to the Closing Date.

            10.6 Security Agreement. Purchaser shall have executed and delivered to Seller the Security Agreement.

            10.7 Service Agreement. Purchaser shall have executed and delivered to Seller the Service Agreement.

            10.8 Transition Services Agreement. Purchaser shall have executed and delivered to Seller the Transition Services Agreement.

            10.9 Note. Purchaser shall have executed and delivered to Seller the Note.

      11.   FURTHER AGREEMENTS OF THE PARTIES.

            11.1 Further Agreements of Seller. Seller shall upon the request of Purchaser from time to time execute and deliver to Purchaser such further bills of sales, endorsements and other good and sufficient instruments of title, conveyance, transfer and assignment as may be necessary or desirable in order to vest in Purchaser, free and clear of all Liens except for Liens relating to the Assumed Liabilities, all right, title and interest in and to any and all of the Assets.

            11.2 Purchase Price Allocation. Seller and Purchaser agree that the Purchase Price shall be allocated among the Assets as set forth on Schedule 11.2 to this Agreement.

            11.3 Confidentiality. Purchaser and Seller hereby acknowledge and agree that any and all information which has been disclosed by one to the other, its directors, partners, members, managers, employees, consultants, agents and shareholders during the discussions and negotiations leading to the execution of this Agreement, and all information to be disclosed by one to the other, its directors, employees, consultants and agents and shareholders during the period commencing on the date of execution of this Agreement through the Closing or termination of this Agreement, shall constitute confidential information and trade secrets of the disclosing party, and as such are secret, confidential and unique and constitute the exclusive trade secrets and property of such party. Such information has been made known and available to the other party and its respective employees, consultants and agents strictly in connection with the negotiation and execution of this Agreement and the consummation of the transactions provided for herein. Each party hereby acknowledges and agrees that any use or disclosure of any such confidential information or trade secrets, other than pursuant to this Agreement, would be wrongful and would cause irreparable injury to the other. Accordingly, each party hereby expressly agrees, for itself and on behalf of its shareholders, partners, members and directors, if any, and its principal officers, managers, employees, agents, consultants and representatives, that it and they will not at any time prior to the Closing or at any time thereafter, use or disclose, other than in accordance with the terms and provisions of this Agreement, any of such confidential information or trade secrets; provided, that any of the parties hereto may use or disclose such confidential information or secrets of another party without restriction if such information or secrets (i) were or are available to such party on a non-confidential basis from a source other than the other party, or (ii) were or become generally available to the public (other than as a result of an impermissible disclosure by such party or its Affiliates); and provided, further, that if a party is required (by oral question, interrogatories, requests for information or documents, subpoena or similar process) to disclose any of such information or secrets of another party, such disclosure be made without liability hereunder (although notice of such requirement shall be given to the other party so that, if practicable, the other party may seek a protective order against such disclosure). Notwithstanding the foregoing, no provision of this Section 11.3 shall in any manner whatsoever prevent or inhibit Purchaser from using or disclosing any such confidential information relating to the Business or the Assets in any manner Purchaser shall deem fit from and after the Closing; provided further, Seller agrees, for itself or himself and its or his Affiliates, officers, managers, partners, members, employees, agents, consultants and representatives, that it or they will not at any time from and after the Closing Date use or disclose any such confidential information which either (i) concerns Purchaser or its business or operations or (ii) relates to the Business or is included in the Assets. Notwithstanding the foregoing, no provision of this Section 11.3 shall in any manner whatsoever prevent Seller from making the disclosure, if any, required by the Securities and Exchange Act of 1934, as amended. Each party acknowledges that, in the event of a violation by the other of the terms and provisions of this Section 11.3, the remedies at law would not be adequate; and accordingly, in such event such party may proceed to protect and enforce its rights under this Section 11.3 by a suit in equity for specific performance and temporary, preliminary and permanent injunctive relief from violation of any of the provisions of this Section 11.3 from any court of competent jurisdiction without the necessity of proving the amount of any actual damages to the party resulting from the breach.

            11.4 Access to Books and Records. Purchaser and Seller shall grant to each other access to the books, records, papers and documents relating to the business of Seller (i) in the case of Purchaser, included in the Assets, and (ii) in the case of Seller, not included in the Assets which relate, directly or indirectly, to the operation of the Business (the "RECORDS"). Such access shall be given upon the reasonable request of the requesting party during normal business hours and upon five (5) business days prior notice. Each party shall maintain the Records in its possession for a period of three (3) years from and after the Closing Date, and each shall first offer to the other such of the Records as it may hereafter desire to dispose of or destroy at least thirty (30) days prior to initiating any disposition or destruction whether prior to or following the aforementioned three (3) year period.

            11.5  Employees.

                  11.5.1 Effective as of the first business day following the Closing Date, Seller shall terminate those Employees selected by Purchaser that are listed on Schedule 11.5.1. Effective as of the first business day following the Closing Date, Purchaser shall offer employment to such Employees on such terms and conditions as Purchaser shall determine in its sole discretion. All Employees to whom Purchaser offers employment and who accept such employment are herein referred to as the "TRANSFERRED EMPLOYEES." Nothing in this Section 11.5 shall limit Purchaser's authority to terminate the employment of any Transferred Employee at any time for whatever reason after the Closing Date.

                  11.5.2 Seller shall be solely responsible for any liability, claim or expense (including, without limitation, reasonable attorneys' fees) with respect to employee compensation or employee benefits of any nature owed to any of Seller's employees or former employees or their beneficiaries that arise out of the employment relationship between Seller and any of their employees or former employees or the termination of that relationship and Seller shall indemnify and hold Purchaser harmless to the extent Purchaser incurs any such liability, claim or expense relating thereto. Notwithstanding the foregoing, to the extent the actual severance payments paid to the employees listed on
Schedule 11.5.2 (the "SEVERANCE PAYMENTS"), on or after the Closing Date, are greater than $50,000 in the aggregate, Purchaser agrees to pay to Seller in cash at Closing, , an amount equal to fifty percent (50%) of the amount by which the Severance Payments exceeds $50,000.

            11.6 Accounts Receivable. Purchaser shall provide a report to the Seller approximately ninety (90) days after the Closing Date concerning the collection status of the Accounts Receivable listed on Schedule 2.1.2 and notify the Seller of the potential uncollectible accounts (the "UNCOLLECTIBLE ACCOUNTS") defined as those that the Client is disputing for Seller's failure to perform and those that the Seller has identified as "at-risk" on Schedule 11.6. Seller will use its Best Efforts in assisting the Purchaser on collecting funds from the Uncollectible Accounts. If any Uncollectible Accounts remain outstanding twelve (12) months after the Closing Date, the Seller shall purchase the remaining Uncollectible Accounts, immediately upon the request of Purchaser, for a purchase price equal to the face value of such Uncollectible Accounts. The purchase price for such Uncollectible Accounts shall be paid, at the election of Purchaser, with either cash, cashiers check, wire transfer or a dollar for dollar reduction of the Service Credits. The purchase obligation of Seller contained in this Section 11.6 is the sole remedy of Purchaser with respect to any Uncollectible Accounts.

      12.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNITY.

            12.1 Survival of Representations and Warranties. All representations and warranties made in this Agreement or made in any document delivered pursuant to this Agreement by or on behalf of any party as well as the indemnifications set forth in Sections 12.2 and 12.3 shall survive the execution and delivery of this Agreement and the Closing, regardless of notice of or any investigation or right of investigation made prior to or after the date of this Agreement by or on behalf of any party, for a period of eighteen (18) months.

            12.2 Indemnification By Seller. Seller shall indemnify, save and hold harmless Purchaser and each of its respective officers, directors, employees, agents and Affiliates, and each of its successors and assigns (individually, a "PURCHASER INDEMNIFIED PARTY" and collectively, the "PURCHASER INDEMNIFIED PARTIES") from and against any and all costs, losses, claims, liabilities, fines, penalties, incidental and consequential damages, lost profits and expenses (including, without limitation, interest which may be imposed in connection therewith and court costs and reasonable fees and disbursements of counsel) ("DAMAGES") incurred in connection with, arising out of, resulting from or incident to:

                  12.2.1 all liabilities of or claims against the Purchaser Indemnified Parties of any nature, whether accrued, absolute, contingent or otherwise, arising out of the Assets or the Business and attributable to any state of facts existing or any event occurring at or prior to the Closing (whether known or unknown to Seller or Purchaser), to the extent not included in the Assumed Liabilities;

                  12.2.2 any breach of, or any inaccuracy in any of, the representations or warranties, or any default in any agreements, made by Seller in any Transaction Contract, any exhibit or schedule thereto or any certificate, instrument or writing delivered in connection therewith;

                  12.2.3 any taxes of any kind whatsoever, or expenses, interest or penalties relating thereto, which arise out of or result from the transactions contemplated by this Agreement, other than sales tax and taxes relating to the conduct of the business of Purchaser from and after the Closing Date; or

                  12.2.4 any Action, compromise, settlement, assessment or judgment arising out of or incidental to any of the matters indemnified against in this Section 12.2. If, by reason of the claim of any third Person relating to any of the matters subject to indemnification under this Section 12.2, a Lien, attachment, garnishment or execution is placed upon any of the property or assets of any Purchaser Indemnified Party, Seller shall also, promptly upon demand, furnish an indemnity bond satisfactory to such Purchaser Indemnified Party to obtain the prompt release of such Lien, attachment, garnishment or execution.

            12.3 Indemnification By Purchaser. Purchaser shall indemnify, save and hold harmless Seller and each of its respective officers, directors, partners, members, managers, employees, agents and Affiliates, and each of their successors and assigns

(individually, a "SELLER INDEMNIFIED PARTY" and collectively, the "SELLER INDEMNIFIED PARTIES") from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to:

                  12.3.1 all liabilities of or claims against the Seller Indemnified Parties of any nature, whether accrued, absolute, contingent or otherwise, (a) with respect to the Assumed Obligations or (b) attributable to any state of facts existing or any event occurring after the Closing Date (whether known or unknown to Seller or Purchaser), to the extent arising out of the operation by Purchaser of the Business acquired from Seller hereunder, except, in each case, if such liability or claim results from or arises in connection with the breach of any of the representations, warranties, covenants or agreements made by Seller in any Transaction Contract, any schedule or exhibit thereto or any certificate or instrument delivered in connection therewith;

                  12.3.2 any breach of, or any inaccuracy in any of, the representations or warranties, or any default in any agreements, made by Purchaser in any Transaction Contract, any exhibit or schedule thereto or any certificate, instrument or writing delivered in connection therewith; or

                  12.3.3 any Action, compromise, settlement, assessment or judgment arising out of or incidental to any of the matters indemnified against in this Section 12.3. If, by reason of the claim of any third Person relating to any of the matters subject to indemnification under this Section 12.3, a Lien, attachment, garnishment or execution is placed upon any of the property or assets of any Seller Indemnified Party, Purchaser shall also, promptly upon demand, furnish an indemnity bond satisfactory to such Seller Indemnified Party to obtain the prompt release of such lien, attachment, garnishment or execution.

            12.4 Notice of Claim. If a claim for Damages (a "CLAIM") is to be made by a party entitled to indemnification hereunder (the "INDEMNIFIED PARTY") against the indemnifying party (the "INDEMNIFYING PARTY"), the Indemnified Party shall give written notice (the "CLAIM NOTICE") to the Indemnifying Party, which notice shall specify whether the Claim arises as a result of a claim by a Person against the Indemnified Party (a "THIRD PARTY CLAIM") or whether the Claim does not so arise (a "DIRECT CLAIM"), and shall also specify (to the extent that the information is available) the factual basis for the Claim and the amount of the Damages, if known. If the Claim is a Third Party Claim, the Indemnified Party shall provide the Claim Notice as soon as practicable after such party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought hereunder. If any Action is filed against any Indemnified Party, written notice thereof shall be given to the Indemnifying Party as promptly as practicable (and in any event within fifteen (15) days after the service of the citation or summons). The failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party has been damaged by such failure.

            12.5 Defense of Claims. With respect to a Third Party Claim, if after receipt of the Claim Notice the Indemnifying Party acknowledges in writing to the Indemnified Party that the Indemnifying Party shall be obligated under the terms of its indemnity hereunder in connection with such Third Party Claim, the Indemnifying Party shall be entitled, if it so elects at its own cost, risk and expense, (i) to take control of the defense and investigation of such Action, (ii) to employ and engage attorneys of its own choice, but, in any event, reasonably acceptable to the Indemnified Party, to handle and defend the same unless the named parties to such action or proceeding (including, without limitation, any impleaded parties) include both the Indemnifying Party and the Indemnified Party and the Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, in which event the Indemnified Party shall be entitled, at the Indemnifying Party's cost, risk and expense, to separate counsel of one firm (in addition to appropriate local counsel) of its own choosing, and (iii) to compromise or settle such Action, which compromise or settlement shall be made only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld or delayed.

            If the Indemnifying Party fails to assume the defense of such Claim within fifteen (15) days after receipt of the Claim Notice, the Indemnified Party against which such Claim has been asserted will (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake, at the Indemnifying Party's cost and expense, the defense, compromise or settlement of such Claim on behalf of and for the account and risk of the Indemnifying Party. If the Indemnified Party assumes the defense of the Claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement. The Indemnifying Party shall be liable for any settlement of any action effected pursuant to and in accordance with this
Section 12.5 and for any final judgment (subject to any right of appeal) and the Indemnifying Party agrees to indemnify and hold harmless the Indemnified Party from and against any Damages by reason of such settlement or judgment.

            12.6 Offset Against Service Credits. Seller hereby recognizes, acknowledges and agrees that, notwithstanding anything to the contrary contained in this Agreement, and in addition to any other remedy which is otherwise available at law, in equity, by statute or otherwise, Purchaser may reduce the amount of the Service Credits or any amount owed by Purchaser to Seller in satisfaction of Seller's indemnification obligations set forth in Section 12 to the extent a final judgment has been issued against the Seller.

            12.7 Limitations. Neither the Purchaser Indemnified Parties nor the Seller Indemnified Parties shall be entitled to recover under Sections 12.2 or
12.3 unless the aggregate amount of indemnifiable Damages incurred by Purchaser Indemnified Parties on the one hand or the Seller Indemnified Parties on the other hand exceeds $50,000 (the "FLOOR"), at which time such claim for indemnification may be made for all Damages, in excess of the Floor. In addition, neither the Purchaser Indemnified Parties nor Seller Indemnified Parties shall be entitled to recover an amount hereunder with respect to all Damages in excess of the Purchase Price. Notwithstanding anything to the contrary herein contained, the limitations contained in this Section 12.7 shall not be interpreted to limit an Indemnifying Party's liability in the event of fraud by such Indemnifying Party in connection with this Agreement. Notwithstanding the foregoing, the provision of this Section 12.7 shall in no way affect the rights of the parties under Section 3.3.

      13.   TAXES.

            13.1 Payment of Taxes; Filing of Returns. Seller shall remain liable for the filing of all tax returns and reports and for the payment of all foreign, federal, state and local taxes of Seller relating to the operation of the business of Seller and to the Assets for any period ending on or prior to the Closing Date, and for the payment of all taxes attributable to or relating to the consummation of the transactions contemplated herein, and Seller shall, jointly and severally, indemnify and hold Purchaser harmless from and against all liability in connection therewith.

            13.2 Sales Taxes. Purchaser and Seller believe that no sales tax is required to be paid to any taxing authority. However, in the event that any taxing authority shall determine otherwise and shall assess sales tax against Seller, all sales and use taxes, including interest, penalties and any other additions to such sales and use taxes, imposed by any governmental or taxing authority upon or incurred by any of the parties hereto in connection with this Agreement and the transactions contemplated hereby shall be borne by Purchaser, and the Seller and Purchaser shall then be mutually responsible for the filing of all necessary tax returns and reports with respect to any such taxes.

      14.   NONCOMPETITION.

            14.1 Covenant Not to Compete. For a period of three years from the Closing Date, Seller shall not, directly or indirectly, (i) engage anywhere in the world in a business which competes with the Business, or (ii) induce or attempt to induce (A) any employee of Purchaser to leave the employ of Purchaser or in any way interfere adversely with the relationship between any such employee and Purchaser, (B) any employee of Purchaser to work for, render services or provide advice to or supply confidential business information or trade secrets of Purchaser to any third Person, or (C) any customer, supplier, agent, publisher, clearing house, licensee, licensor or other business relation of Purchaser to cease doing business with Purchaser or in any way interfere with the relationship between any such customer, supplier, agent, publisher, clearing house, licensee, licensor or other business relation and Purchaser. Except as otherwise provided by this Agreement or the other Transaction Contracts, for a period of three years from the Closing Date, Purchaser shall not, directly or indirectly, engage anywhere in the world in a business which competes with the remaining business of Seller as it is currently conducted with its current existing clients. The Purchaser will be allowed to compete with the Seller on any potential future clients who have elected to solicit an open bid from prospective service provider. The ownership by Seller or Purchaser of five percent (5%) or less of the outstanding capital stock of any corporation engaged in any business which competes with any line of business engaged in by Purchaser or Seller, where the capital stock of the corporation is listed on a national securities exchange or actively quoted on the Nasdaq Stock Market, shall not be deemed a violation by Seller or Purchaser of this Section 14.

            14.2 Remedies. Seller acknowledges and agrees that, in the event of a violation by it of the terms and provisions of this Section 14, the remedies at law would not be adequate. Accordingly, in such event Purchaser may proceed to protect and enforce its rights under this Section 14 by a suit in equity for specific performance and temporary, preliminary and permanent injunctive relief from violation of any of the provisions of this Section 14 from any court of competent jurisdiction without the necessity of proving the amount of any actual damages to Purchaser resulting from the breach.

            14.3 Modification. If for any reason there should be a determination by a court of competent jurisdiction that the provisions of this Section 14 are too broad or unreasonable (or otherwise objectionable) and therefore unenforceable, the provisions of this Section 14 shall be deemed modified, and fully enforceable as so modified, to the extent that the court would find them to be fair, reasonable and enforceable under the circumstances.

            14.4 Transfers to Third Parties. The parties acknowledge that Seller is currently considering a possible restructuring of its business, which restructuring may result in a transfer of certain of Seller's assets or operations to unaffiliated entities involved in the EDI business. The parties agree that such transfers shall not be deemed to constitute violations of the provisions of this Section 14 or analogous provisions contained in any other Transaction Contract.

      15.   TERMINATION.

            15.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by the mutual agreement, in writing, of each of the parties to this Agreement.

            15.2 Termination by Purchaser. Purchaser may (but shall not be obligated to) terminate this Agreement prior to the Closing by giving written notice to Seller if:

                  15.2.1 there has been a material violation or breach by Seller of any agreement, covenant, representation or warranty contained in any Transaction Contract, which violation or breach shall not have been cured or corrected within ten (10) days after receipt of notice thereof;

                  15.2.2 the Closing does not occur on or prior to January 31, 2001, or such later date as may be agreed to in writing by the parties;

                  15.2.3 Purchaser exercises its termination rights under
Section 8.1 hereof; or

                  15.2.4 any of the conditions in Section 9 have not been satisfied as of the Closing or if Purchaser is made aware and determines in its reasonable discretion that any condition in Section 9 will not be satisfied as of the Closing (other than through the failure of Purchaser to comply with its obligations under any Transaction Contract) and Purchaser has not expressly waived such condition in writing on or before the Closing.

            15.3 Termination by Seller. Seller may (but shall not be obligated to) terminate this Agreement on behalf of itself prior to the Closing by giving written notice to Purchaser if:

                  15.3.1 there has been a material violation or breach by Purchaser of any agreement, covenant, representation or warranty contained in any Transaction Contract, which violation or breach shall not have been cured or corrected within ten (10) business days after receipt of notice thereof;

                  15.3.2 the Closing does not occur on or prior to January 31, 2001, or such later date as may be agreed to in writing by the parties; or

                  15.3.3 any of the conditions in Section 10 have not been satisfied as of the Closing or if Seller is made aware and determines in its reasonable discretion that any condition in Section 10 will not be satisfied as of the Closing (other than through the failure of Seller to comply with its obligations under any Transaction Contract) and Seller has not expressly waived such condition in writing on or before the Closing.

                  15.3.4 Effect of Termination. In the event of such termination, no party shall have any obligation or liability to any other party in respect to this Agreement, except for any breach of this Agreement occurring prior to such termination, and provided that Sections 11.3 and 16.9 shall remain in full force and effect.

      16.   MISCELLANEOUS.

            16.1 Notices. All notices, requests, demands and other communications (collectively, "NOTICES") given pursuant to this Agreement shall be in writing, and shall be delivered by personal service, courier, facsimile transmission (which must be confirmed) or by United States first class, registered or certified mail, postage prepaid, to the following addresses:

                        (i)   if to Purchaser, to:

                              Medi, Inc.
                              241 Lombard Street
                              Thousand Oaks, California 91360
                              Facsimile No.:  (805) 777-7084
                              Attn:  Larry Lai

                        with a copy to:

                              Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                              2029 Century Park East, 24th Floor
                              Los Angeles, California 90067
                              Facsimile No.:  (310) 728-2243
                              Attn:   V. Joseph Stubbs

                        (ii)  if to Seller to:

                              Health Management Systems, Inc.
                              401 Park Avenue South
                              New York, New York 10016
                              Facsimile No.:  (212) 857-5009
                              Attn:  Richard B. Brown

                        with a copy to:
                              Coleman, Rhine & Goodwin LLP
                              750 Lexington Avenue, 26th Floor
                              New York, NY 10022
                              Facsimile No.:  [(212) 317-1970
                              Attn:  Bruce S. Coleman, Esq.

Any Notice, other than a Notice sent by registered or certified mail, shall be effective when received; a Notice sent by registered or certified mail, postage prepaid return receipt requested, shall be effective on the earlier of when received or the third (3rd) day following deposit in the United States mails. Any party may from time to time change its address for further Notices hereunder by giving notice to the other parties in the manner prescribed in this Section.

            16.2 Entire Agreement. This Agreement, the other Transaction Contracts and the exhibits and schedules thereto contain the sole and entire agreement and understanding of the parties with respect to the entire subject matter of this Agreement, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Agreement are hereby merged herein. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto any rights or remedies under or by way of this Agreement.

            16.3 Assignment. No party may assign its rights or obligations under this Agreement, and any attempted or purported assignment or any delegation of any party's duties or obligations arising under this Agreement to any Person shall be deemed to be null and void, and shall constitute a material breach by such party of its duties and obligations under this Agreement. This Agreement shall inure to the benefit of and be binding upon any successors of each party by way of merger or consolidation.

            16.4 Waiver and Amendment. No provision of this Agreement may be waived unless in writing signed by all the parties to this Agreement, and waiver of any one provision of this Agreement shall not be deemed to be a waiver of any other provision. This Agreement may be amended only by a written agreement executed by all of the parties to this Agreement.

            16.5 Governing Law. This Agreement shall be construed in accordance with the laws of the State of California without giving effect to the principles of conflicts of law thereof.

            16.6 Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be or become prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

            16.7 Captions. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

            16.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

            16.9 Costs and Attorneys' Fees. If any Action is instituted to remedy, prevent or obtain relief from a default in the performance by any party to this Agreement of its obligations under this Agreement, the prevailing party shall recover its reasonable attorneys' fees incurred in each and every such Action, including, without limitation, any and all appeals or petitions therefrom.

            16.10 Rights Cumulative. No right granted to the parties under this Agreement on default or breach is intended to be in full or complete satisfaction of any Damages arising out of such default or breach, and each and every right under this Agreement, or under any other document or instrument delivered hereunder, or allowed by law or equity, shall be cumulative and may be exercised from time to time.

            16.11 Judicial Interpretation. Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

      IN WITNESS WHEREOF, this Agreement has been made and entered into as of the date and year first above written.



                                          MEDI, INC.,
                                          a California corporation


                                          By:
                                                ------------------------------
                                                Name:  Larry Lai
                                                Title: Chief Executive Officer



                                          HEALTH MANAGEMENT
                                          SYSTEMS, INC.,
                                          a New York corporation


                                          By:
                                                -------------------------
                                                Name:  Richard B. Brown
                                                Title: Division Vice President



                                          HEALTH RECEIVABLES MANAGEMENT, INC.,
                                          a Delaware corporation


                                          By:
                                                -------------------------
                                                Name:  Richard B. Brown
                                                Title: Division Vice President



                                          QUALITY MEDI-CAL ADJUDICATION
                                             INCORPORATED,
                                          a California corporation

                                          By:
                                                -------------------------
                                                Name:  Richard B. Brown
                                                Title: Division Vice President